Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Director, Public Relations

(727) 563-5822

Catalina Marketing Announces Strong Financial Results for the Quarter and Nine-Month Fiscal Year Ended December 31, 2006

•	Quarterly revenues grew 26.6% to $123.1 million; 9 month revenues up 16.8% to $340.9 million

•	EPS includes current year adoption of FAS123R; excluding this item, EPS grew $.06 to $0.35, an increase of 19.6% for the quarter and up $0.13 to $1.09, an increase of 13% for the 9 months

ST. PETERSBURG, FL, February 14, 2007 - Catalina Marketing Corporation (NYSE: POS) today reported financial results for the quarter and nine months ended December 31, 2006. As previously disclosed, the company has made the transition to its new year-end and will report results to the Securities and Exchange Commission and the company’s shareholders for the nine-month period ended December 31, 2006.

For the three months ended December 31, 2006, consolidated revenues were $123.1 million, a 26.6% increase over revenues of $97.2 million in the same period of the prior year. Consolidated net income, which reflected increased spending associated with the color printer initiative in the current year quarter, was $13.6 million, or $0.29 per diluted share, compared with net income of $14.2 million, or $0.29 per diluted share, in the same quarter of the prior year. Excluding the impact of stock-based compensation expense for comparison purposes, net income for the quarter ended December 31, 2006 increased 14.6% to $16.3 million, and earnings of $0.35 per diluted share represented growth of 19.6%. As previously reported, the company adopted SFAS No. 123R, Share-Based Payment, effective April 1, 2006, resulting in incremental expense recorded in the current year that was not reflected in prior years. Results for the three months ended December 31, 2006 included stock-based compensation expense of $2.7 million under the fair value method, net of related income taxes.

For the nine-month period ended December 31, 2006, consolidated revenues were $340.9 million, an increase of 16.8% over revenues of $291.8 million in the comparable nine-month period of the prior year. Consolidated net income, which reflected significant increased spending associated with the color printer and channel expansion initiatives in the current year period, was $42.8 million, or $0.92 per diluted share, compared with net income of $47.6 million, or $0.96 per diluted share, in the prior year period. Excluding the impact of stock-based compensation for comparison purposes, net income for the nine months ended December 31, 2006 increased 6.7% to $50.8 million, and earnings of $1.09 per diluted represented growth of 13%. Results for the nine months ended December 31, 2006 included stock-based compensation expense of $8.0 million, net of related income taxes.

Catalina Marketing CEO Dick Buell said, “The results of the quarter and the last nine months reflect outstanding growth and progress, delivering strong double digit revenue growth in all three businesses. We made excellent progress on our key strategic initiatives: channel expansion, with the addition of Walgreens and K-Mart; the transformation to color prints, with over 100,000 color printers now installed across our domestic grocery network; new geographies and new customers in our international business; and the momentum and energy around CHR’s remarkable growth. Strong operating profits were achieved in CMI and CHR, more than offsetting the continued investment in CMS.”

Mr. Buell continued, “We are excited by the remarkable progress of our color printer initiative and while the impact of this investment continues to be reflected in our operating margins, the results compare favorably with our prior twelve-month operating margin guidance that estimated a 3 to 4 percentage point decline on a consolidated basis and a 5 to 7 percentage point decline at CMS, excluding the impact of stock-based compensation expense. The outstanding consolidated performance reported this quarter and for the nine months to date demonstrates the power of Catalina to balance opportunities and challenges across our businesses to deliver strong financial results. While we continue to recognize that performance may vary from quarter to quarter, we remain focused and excited about the long-term growth prospects this company can achieve.”

Segment Results:

	Three Months Ended December 31,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma) (1)	2005	% Change
	(in thousands)
Revenues
Catalina Marketing Services	$72,523	$—	$72,523	$57,972	25.1%
Catalina Health Resource	26,741	—	26,741	21,090	26.8%
Catalina Marketing International	23,526	—	23,526	18,161	29.5%
Corporate and eliminations	337	—	337	—	NM

Total Revenues	$123,127	$—	$123,127	$97,223	26.6%

Income (Loss) from Operations
Catalina Marketing Services	$22,713	$862	$23,575	$23,947	-1.6%
Catalina Health Resource	10,054	319	10,373	5,253	97.5%
Catalina Marketing International	6,176	786	6,962	4,467	55.9%
Corporate	(16,699)	1,992	(14,707)	(10,393)	-41.5%

Total Income from Operations	$22,244	$3,959	$26,203	$23,274	12.6%

NM = Not Meaningful

	Nine Months Ended December 31,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma) (1)	2005	% Change
	(in thousands)
Revenues
Catalina Marketing Services	$200,546	$—	$200,546	$176,279	13.8%
Catalina Health Resource	71,565	—	71,565	62,500	14.5%
Catalina Marketing International	68,426	—	68,426	53,045	29.0%
Corporate and eliminations	337	—	337	9	3644.4%

Total Revenues	$340,874	$—	$340,874	$291,833	16.8%

Income (Loss) from Operations
Catalina Marketing Services	$73,065	$2,518	$75,583	$75,783	-0.3%
Catalina Health Resource	23,722	930	24,652	18,309	34.6%
Catalina Marketing International	18,617	1,489	20,106	12,917	55.7%
Corporate	(44,100)	5,824	(38,276)	(29,778)	28.5%

Total Income from Operations	$71,304	$10,761	$82,065	$77,231	6.3%

(1)

The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current fiscal year compared to the prior comparable quarters as there was no comparable expense under then existing accounting requirements for the fiscal year ended March 31, 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Share Repurchase Authorization:

During the quarter ended December 31, 2006, the company repurchased 249,193 shares of its common stock for a total of $7.0 million, at an average price of $28.13 per share. During the nine-month fiscal year just ended, the company purchased 536,944 shares of its common stock for a total of $15.0 million, at an average price of $27.94 per share. As of December 31, 2006, the company had authority to repurchase an additional $126.5 million of common stock under authorization of the Board of Directors.

Update on Previously Announced Exploration of Possible Sale

On December 8, 2006, Catalina announced that it had engaged Goldman Sachs & Co., as financial advisor, following receipt of an unsolicited expression of interest from a third-party private equity firm with respect to the acquisition of the company. The company’s board of directors formed a special committee which authorized Goldman Sachs to solicit expressions of interest from other third parties and advise it with respect to the board’s consideration of any expressions of interest and the advisability of pursuing a sale of the company. As a result of this process, the company did receive offers to be acquired at premiums to current trading values of the Company’s shares. However, the special committee decided not to proceed with any of the interested parties because it was not in the best interest of the company’s stockholders based on a variety of factors including the strength of the company’s operating performance as well as the long-term prospects and opportunities for the company and its operating units. The committee informed the other members of the board of directors of its decision.

As noted in our December 8, 2006 press release, as a matter of policy, the company does not comment on or provide the market information as to the status of any informal expressions of interest or formal proposals or offers presented to the company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon any rumors with regard to either of the foregoing.

Webcast and Investor Conference Scheduled:

The company will host a webcast on Wednesday, February 14, 2007, at 10:00 a.m. EST to discuss its financial results for its quarter ended December 31, 2006. The webcast may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=72727&p=irol-calendar and will be available for replay from Wednesday, February 14, 2007 through Monday, March 19, 2007.

Catalina Marketing Corporation

Selected Operating Data

(In thousands, except per share data)

	Three Months Ended December 31,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma) (1)	2005
Revenues	$123,127	$—	$123,127	$97,223

Direct operating expenses	44,373	(589)	43,784	33,643
Selling, general and administrative	44,619	(3,370)	41,249	31,853
Depreciation and amortization	11,891	—	11,891	8,453

Total costs and expenses	100,883	(3,959)	96,924	73,949

Income from operations	22,244	3,959	26,203	23,274

Other income (expense)	(1,580)	—	(1,580)	(383)

Provision for income taxes	7,097	1,256	8,353	8,698

Net Income	$13,567	$2,703	$16,270	$14,193

Earnings per share – basic	$0.30	$0.05	$0.35	$0.30
Earnings per share – diluted	$0.29	$0.06	$0.35	$0.29

Weighted average shares outstanding – basic	45,954	45,954	45,954	48,021
Weighted average shares outstanding – diluted	46,399	46,399	46,399	48,428

	Nine Months Ended December 31,
	2006 (GAAP)	FAS 123R Expense	2006 (Pro forma) (1)	2005
Revenues	$340,874	$—	$340,874	$291,833

Direct operating expenses	116,392	(1,587)	114,805	96,646
Selling, general and administrative	123,189	(9,174)	114,015	91,276
Depreciation and amortization	29,989	—	29,989	26,680

Total costs and expenses	269,570	(10,761)	258,809	214,602

Income from operations	71,304	10,761	82,065	77,231

Other income (expense)	(1,428)	—	(1,428)	(451)

Provision for income taxes	27,077	2,786	29,863	29,176

Net Income	$42,799	$7,975	$50,774	$47,604

Earnings per share – basic	$0.93	$0.17	$1.10	$0.97
Earnings per share – diluted	$0.92	$0.17	$1.09	$0.96

Weighted average shares outstanding – basic	46,189	46,189	46,189	49,088
Weighted average shares outstanding – diluted	46,633	46,633	46,633	49,419

(1)

The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current fiscal year compared to the prior comparable quarters as there was no comparable expense under then existing accounting requirements for the fiscal year ended March 31, 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	December 31, 2006	December 31, 2005
Selected Balance Sheet and Cash Flow Data:

Cash	$62,882	$32,556

Debt	127,710	48,001

Stockholders’ Equity	184,171	156,551

Cash Flows from Operating Activities - QTD / 9 Months YTD	32,493 / 67,298	30,263 / 62,025

Capital Expenditures - QTD / 9 Months YTD	33,219 / 97,491	14,902 / 39,496

Net Borrowings/(Payments) on LT Debt - QTD / 9 Months YTD	15,855 / 64,539	13,949 / (13,245)

Repurchase of Common Stock - QTD / 9 Months YTD	7,010 / 15,000	5,065 / 75,178

Cash Dividends Paid - QTD / 9 Months YTD	- / 13,883	14,451 / 14,451

Catalina Marketing Services:

Number of Stores	22,072	17,788

Net Stores Installed (Deinstalled) - QTD / 9 Months YTD	193 / 1,024	1,095 / 179

Promotions Printed (in millions) - QTD / 9 Months YTD	829 /2,441	712 / 2,169

Weekly Shopper Reach at Quarter End (in millions)	262	226

Catalina Health Resource:

Number of Stores	13,206	12,621

Net Stores Installed - QTD / 9 Months YTD	206 / 426	217 / 198

Catalina Marketing International:

Number of Stores	7,994	6,962

Net Stores Installed - QTD / 9 Months YTD	150 / 678	263 / 1,055

Promotions Printed (in millions) - QTD / 9 Months YTD	360 / 1,170	286 / 774

Weekly Shopper Reach at Quarter End (in millions)	88	84

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Cautionary Statement

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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